                                                                   EXHIBIT 10.17
                                                                   -------------
                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of April 2, 2002 by and between Hoover FRT Acquisition Co., a Delaware corporation (the "Buyer") and PLY GEM INDUSTRIES, INC., a Delaware corporation (the "Seller").

         The Seller owns all of the issued and outstanding shares of capital stock identified in Section 3.2 of the Disclosure Schedule (the "Shares") of Hoover Treated Wood Products, Inc., a Delaware corporation (the "Company").

         This Agreement contemplates a transaction in which the Buyer will purchase the Shares from the Seller for cash.

         1.       PURCHASE AND SALE OF SHARES.

         1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Shares for the consideration specified below in Section 1.2.

         1.2      Purchase Price.

         (a) Buyer and Seller have agreed that the purchase price for the Shares will be $13,750,000 plus the differential between the Company's current assets and current liabilities (the "Purchase Price"), which differential is currently estimated to be $6,954,000, (the "Estimated W/C"). At Closing, the Buyer will pay the Seller the Purchase Price for the Shares based on the Estimated W/C by wire transfer of immediately available federal funds to a bank account designated by Seller (subject to a post-closing adjustment in accordance with the following paragraphs of this Section 1.2).

         (b) If the Closing Working Capital (as defined in paragraph (c) below) exceeds the Estimated W/C, the Buyer shall pay to the Seller the amount of such excess

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                                                                               2

with interest calculated and paid from the Closing Date (as hereafter defined) at the prime rate (as specified in the Wall Street Journal on the Closing Date) through the payment date. If the Estimated W/C exceeds the Closing Working Capital, the Seller shall pay to the Buyer the amount of such excess with interest calculated and paid from the Closing Date (as hereafter defined) at the prime rate (as specified in the Wall Street Journal on the Closing Date) through the payment date. Such payments shall be made in cash within five business days after the Closing Working Capital Statement shall have been agreed upon or deemed agreed upon pursuant to paragraph (d) below.

         (c) The "Closing Working Capital" shall be the difference between the Company's current assets and current liabilities as set forth on the Closing Working Capital Statement.

         (d) Within 45 days after the Closing, the Seller, at Seller's expense, shall prepare and deliver to the Buyer a reasonably detailed statement of the Company's current assets and current liabilities as of March 31, 2002 (the "Preliminary Closing Working Capital Statement"). The Seller shall prepare the Preliminary Closing Working Capital Statement on the basis of the accounting methods, treatments, assumptions, principles and procedures consistent with those used in the preparation of the Financial Statements (as defined in Section 3.5). Without limiting the generality of the foregoing, the Preliminary Closing Working Capital Statement shall be prepared on the basis of facts known by the management of the Company no later than 45 days after the Closing Date and on the assumption that the Company continues to be a part of the Seller's group of companies and no adjustment, provision, charge, reserve or write-off shall be made or included in respect of any costs, liabilities or charges to be incurred after the Closing

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                                                                               3

Date as a consequence of the change of ownership of the Company or any change in management strategy, direction or priority resulting therefrom or in respect of the complete or partial reorganization or restructuring of any business or operation of the Company. For purposes of the Preliminary Closing Working Capital Statement, the parties agree that: (i) all liabilities reflected on the Balance Sheet (as defined in Section 3.5) shall be current liabilities, (ii) the reserve for environmental matters is agreed to be fixed at $308,000 less applicable payments made consistent with past practice from February 23, 2002 through March 31, 2002, (iii) with regard to the Detroit Roof referenced in
Section 3.6(d) of the Disclosure Schedule, the Company will accrue the replacement cost of the roof on its books less any amounts paid by the Company prior to the Closing Date Balance Sheet and Seller will be responsible for any insurance deductible or retention, (iv) with regard to the reconstruction of the Pine Bluff facility, the Company will accrue $234,000 less any amounts paid by the Company prior to the Closing Date Balance Sheet, (v) there shall be no accrual for retiree health benefits to be provided to Jack B. Smith, and (vi) the Company shall accrue on the Closing Working Capital Statement the unpaid amount of the $600,000 bonus payments to Messrs. Holden, Dickson, Clark and Borris plus applicable taxes and benefit costs less the sum of $8,000. The Preliminary Closing Working Capital Statement shall not include either as a current asset or current liability of the Company: (i) any asset or liability related to the FRT Claims (as defined in Section 9.5(a) hereof), (ii) any deferred or current income taxes, (iii) any prepaid insurance, and (iv) any intercompany accounts (v) any insurance proceeds and (vi) assets or liabilities related to the Hoover Treated Wood Products, Inc. Retirement Income Plan. Buyer certifies in preparing the Preliminary Working Capital

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                                                                               4

Statement that: (i) inventories will in all material respects be properly reflected on the Company's books and records in accordance with GAAP (as hereafter defined) and will be valued at the lower cost or market on a "first in, first out " basis, and (ii) all notes and accounts receivable of the Company will be valid receivables properly reflected on the Company's books and records in accordance with GAAP consistently applied and not subject to any material counterclaim, deduction, credit or set-off. The Buyer shall be entitled to full access to the relevant records and working papers used by the Seller in preparing the Preliminary Closing Working Capital Statement. If the Buyer believes that any change is required to be made to the Preliminary Closing Working Capital Statement, the Buyer shall, within 30 days after receipt, give written notice and description of, and basis for, such change. Failure to notify the Seller within such 30-day period shall constitute acceptance and approval of the Preliminary Closing Working Capital Statement. If the proposed change is not accepted by the Seller, then the Buyer and the Seller shall negotiate in good faith to resolve the dispute. If, after 30 days from Buyer's notice to Seller, any such proposed change remains disputed, the (i) the Buyer or the Seller, as the case may be, shall immediately pay to the other party the amount, if any, not subject to the dispute and (ii) PricewaterhouseCoopers (the "Accounting Firm") shall be instructed to use its best efforts to resolve any such dispute within 45 days after such dispute has been referred to it. The decision of the Accounting Firm shall be final and binding. The fees and expenses of the Accounting Firm shall be allocated between the Buyer and the Seller by the Accounting Firm in proportion to its resolution of the dispute. The "Closing Working Capital Statement" shall mean the Preliminary Closing Working

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                                                                               5

Capital Statement as finally agreed upon or deemed agreed upon pursuant to the foregoing provisions.

         1.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Salisbury & Ryan LLP concurrent with the execution of this Agreement commencing at 9:00 a.m. local time (the "Closing Date").

         1.4 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

         (a) stock certificates representing all of the Shares, accompanied by a stock power duly executed in blank or duly executed instruments of transfer, in a form satisfactory to Buyer;

         (b) the minute books, stock transfer book, corporate seal of each of the Company and resignation letters from the existing directors;

         (c) the certificate of an officer of the Seller certifying as to the matters set forth in Section 5.4;

         (d) copies of resolutions of the Board of Directors of the Seller relating to the sale of the Shares certified by Seller's secretary;

         (e) a certificate of the Seller confirming that no assets that are not current assets have been damaged or destroyed since February 23, 2002; and

         (f) all other documents, certificates, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

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                                                                               6

         1.5 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless delivered previously) the following:

         (a) the Purchase Price based on the Estimated W/C by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing;

         (b) the certificate of an officer of Buyer certifying as to the matters set forth in Section 6.4; and

         (c) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this
Section 2 are true, correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule").

         2.1 Authorization. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Seller has obtained all necessary approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as such enforcement may be subject to (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereinafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be

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                                                                               7

subject to equitable defenses and the discretion of the court before which any proceeding therefore may be brought. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or government agency in order to consummate the transactions contemplated by this Agreement.

         2.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

         2.3 Broker's Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated, other than the fee or commission owed to Throne and Company, for which the Seller is liable.

         2.4 Ownership of Shares. The Seller holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer, claims, taxes, liens or other demands or liabilities. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of

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                                                                               8

any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting of any capital stock of the Company.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE COMPANY. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are true, correct and complete as of the Closing Date, except (a) as set forth in the specifically referenced Section of the Disclosure Schedule, and (b) for changes in the business and properties of the Company expressly permitted or required by the terms hereof.

         3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The Company has all requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties as such properties are now owned, leased or operated. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer true, correct and complete copies of the charter and by-laws of the Company (each as amended to date).

         3.2 Capitalization. The Shares constitute the entire authorized, issued and outstanding shares of capital stock of the Company and are described in Section 3.2 of the Disclosure Schedule. All of the Shares have been duly authorized and are validly

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                                                                               9

issued, fully paid and nonassessable. All of the Shares are held of record and beneficially by the Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments of any kind or character to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.

         3.3 Non-Contravention. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or constitute or create a default under, result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation or imposition of any lien, security interest or other encumbrance upon, any property of the Company pursuant to (a) its charter or by-laws, each as amended to date; (b) any agreement, note, bond, mortgage, indenture, license, contract, lease or other instrument, obligation or commitment to which it is a party or by which it or any of its assets or properties is bound or to which it or any of such assets or properties are subject; or (c) any statute or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental or regulatory authority.

         3.4 Consents. Except as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any

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                                                                              10

governmental agency or regulatory or other authority or any other individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (collectively "Person") is required for the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby.

         3.5 Financial Statements. (a) Attached hereto as Section 3.5(a) of the Disclosure Schedule are copies of the unaudited income statements of the Company for the fiscal years ended December 31, 1999, 2000 and 2001 and the portion of the current fiscal year ended February 23, 2002, and the related balance sheets of the Company at such dates except for December 31, 1999 (together with all footnotes thereto, the "Financial Statements"). Except as disclosed in any footnote thereto, each of such Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and fairly present the financial condition and results of operations of the Company for the periods and as of the dates indicated; provided, however, that the Financial Statements lack certain footnotes required by GAAP and other presentation items that are identified in Section 3.5(b) of the Disclosure Schedule. The most recent balance sheet of the Company included in the Financial Statements is herein referred to as the "Balance Sheet." The date of the Balance Sheet is herein referred to as the "Balance Sheet Date." The Financial Statements for December 31, 2001 and prior periods were utilized for the consolidation of the Company's accounts with those of the Seller and Nortek, Inc.

         (b) Except as set forth in Section 3.5(b) of the Disclosure Schedule or the Balance Sheet or the footnotes thereto, the Company does not have any liabilities, debts

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                                                                              11

or other obligations (whether accrued, matured, absolute, fixed, contingent or otherwise and whether due or to become due) of the kind required to be disclosed under GAAP, except such liabilities incurred in the ordinary course of business since the Balance Sheet Date. Section 3.5(b) of the Disclosure Schedule lists all of the off-balance sheet and contingent liabilities of the Company as of the Balance Sheet Date.

         3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Disclosure Schedule, since the December 31, 2001 Balance Sheet Date, the Company has carried on its business only in the ordinary course consistent with past practices, and there has been no material adverse change in business, operations, affairs, properties, assets or in the financial condition of the Company, either individually or in the aggregate. Since December 31, 2001, there has been no distribution by the Company of any non-current assets.

         3.7 Title to Properties. Section 3.7 of the Disclosure Schedule lists all the material tangible personal properties and assets that the Company has title to.

         3.8      Real Property.

         (a) Section 3.8(a) of the Disclosure Schedule lists all real property owned by the Company (the "Owned Real Property"), which is all the material real property that is required to regularly conduct its business. Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Company has good title to its Owned Real Property in fee simple absolute, free and clear of all defects of title and also free and clear of any liens, security interests or other encumbrances, other than (i) liens for current taxes not yet payable and (ii) liens disclosed on the Financial Statements (collectively, "Permitted Encumbrances"). No party other than the Company is in possession of any portion of the

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                                                                              12

Company's Owned Real Property, whether as lessee or sublessee thereof, tenant at sufferance or otherwise. There are no pending or, to the knowledge of the Seller, threatened special assessments affecting all or any portion of the Owned Real Property. Seller has no knowledge of any improvements contemplated by any municipality which might give rise to an assessment. All real estate, taxes, penalties and interest due and payable on or before the Closing Date with respect to the Owned Real Property have been paid in full. There are no options held by the Company to purchase or acquire any interest in real property. The Company has not granted any options or entered into any contracts to sell or dispose of any interest in the Owned Real Property. Seller knows of no fact nor has failed to disclose any fact known to Seller, which would prevent the Company from using and operating the Owned Real Property after the Closing in the normal manner in which it has been operated in the conduct of its business. Prior to the date hereof, neither Seller nor the Company has received any notice or communications from any governmental unit or other body having the power of eminent domain in connection with the Owned Real Property or any fact thereof.

         (b)      The leases listed in Section 3.8 (c) of the Disclosure
Schedule (the "Real Property Leases") constitute all leases, subleases, licenses and other agreements under which the Company leases as lessor or as lessee uses or occupies or has any right to use or occupy, now or in the future, any real property (the "Leased Real Property"). The Seller has heretofore delivered to the Buyer true, correct and complete copies of all Real Property Leases (including all modifications thereof and all amendments and supplements thereto). Each of the Real Property Leases is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company party thereto as a
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                                                                              13

tenant thereunder is current, no notice of default or termination under any Real Property Leases is outstanding, no termination event or condition or uncured default on the part of the Company or, to the knowledge of the Seller, the landlord, exist under any Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event of condition on the part of the Company, or to the knowledge of the Seller, the landlord.

         3.9 Environmental Matters. For purposes of this Section 3.9, the following terms shall have the meanings indicated:

         (a) "Environmental Law" shall mean: (i) any law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity in effect on the Closing Date relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Substances, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         (b) "Hazardous Substance" shall mean any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise

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                                                                              14

regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component (including, without limiting the generality of the foregoing, asbestos).

         Except to the extent specifically described in Section 3.9 of the Disclosure Schedule:

         (a) to Seller's knowledge, the business of the Company, as presently engaged in by the Company, is in compliance with all applicable Environmental Laws, including, without limitation, all permits, licenses and other approvals and authorizations;

         (b) since August 1997, neither Seller nor the Company has received in writing any notices, demand letters or requests for information from any governmental entity or any third party indicating that the Company may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business;

         (c) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, or to Seller's knowledge, investigations or proceedings pending or threatened against the Company or Seller with respect to the business of the Company or the Owned Real Property or the Leased Real Property relating to any violation, or alleged violation, of any Environmental Law;

         (d) no reports have been filed since August 1997, or are required to be filed, by the Company or Seller concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law in respect of the Owned Real Property or the Leased Real Property;

         (e) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or

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                                                                              15

Seller relating to the business of the Company or the Owned Real Property or the Leased Real Property which have not been delivered to Buyer prior to the date hereof;

         (f) to Seller's knowledge, there are no underground storage tanks on, in or under any of the Owned Real Property or the Leased Real Property and no underground storage tanks have been closed or removed from any properties which are or have been in the ownership of the Company;

         (g) none of the Owned Real Property or the Leased Real Property has been used at any time by the Company as a hazardous waste disposal site; and

         (h) the Company is in compliance with all financial assurance requirements imposed by the Oil Pollution Act of 1990 and any other applicable Environmental Law.

         3.10 Material Contracts. Section 3.10 of the Disclosure Schedule lists all contracts and other agreements to which the Company is a party, the performance of which will involve consideration in excess of $50,000. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section 3.10 of the Disclosure Schedule (as amended to date).

         3.11 Proprietary Rights. For purposes of this Agreement, the term "Proprietary Rights" means all patents, patent applications, patent disclosures and inventions (whether or not reduced to practice); all trademarks, service marks, trade dress, logos, trade names and corporate names and all goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs,

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                                                                              16

plans, technical and computer data, marketing plans, and customer and supplier lists and related information; marketing and promotional materials and all other proprietary rights.

         Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all patented and registered Proprietary Rights owned by the Company and all pending patent applications and applications for the registration of other Proprietary Rights owned or filed by the Company. Section
3.11 of the Disclosure Schedule also contains a complete and accurate list of all (a) trade or corporate names used by the Company; and (b) all licenses and other rights granted by the Company to any third party with respect to Proprietary Rights and licenses and other rights granted by the Company.

         Except as set forth in Section 3.11 of the Disclosure Schedule, (a) to Seller's know ledge the Company owns and possesses all right, title and interest in and to, free and clear of any liens, or has a valid, enforceable and effective license to use, all Proprietary Rights used in the operation of its business as presently conducted; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by the Company has been made, is currently outstanding or is threatened and, to Seller's know ledge, there are no meritorious grounds for any such claim; (c) neither the Company nor any of its officers has received any notice of, or is aware of any facts which indicate a likelihood of, any infringement of or misappropriation by, or of conflict with any Proprietary Rights of any third party; (d) to Seller's know ledge, the Company has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third parties, or is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of its business as presently conducted; and (e) the Proprietary Rights owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

         3.12 Litigation. (a) Except for FRT Claims, Section 3.12(a) of the Disclosure Schedule sets forth a list of all lawsuits, claims, actions, proceedings or, to Seller's knowledge, investigations pending or, to the best knowledge of the Seller, threatened by or against or affecting the Company and a summary of the amount claimed and the nature of the claims. Neither the Seller nor the Company is in default under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, relating to the Company.

         (b) Except for the FRT Claims, there is no lawsuit, claim, action, proceeding or investigation by the Seller or the Company currently pending or which the Seller or any of the Company intends to initiate related to the Company, which may be reasonably expected to have a material adverse effect on the business, operations, affairs, properties, assets or in the financial condition of the Company and there is no pending lawsuit, claim, action, proceeding or investigation against the Company, which is reasonably likely to have a material adverse effect on the business, operations, affairs, properties, assets or financial condition of the Company.

         3.13 Legal Compliance. (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company is not in violation of any term or provision of (i) its charter, bylaws or any resolution of its directors or stockholders, (ii) any other instrument by which the Company is bound, including, without limitation, any license to conduct business, note, bond, mortgage, agreement, contract, lease, permit, or other instrument of

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                                                                              18

any nature whatsoever, or (iii) any term of any order, judgment or decree of any court, arbitration, tribunal or government or other regulatory authority; and

         (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, to Seller's knowledge the Company is in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any foreign, federal, state or local government (and all agencies thereof).

         3.14 Employee Benefits. (a) Section 3.14(a) of the Disclosure Schedule contains a true, complete and correct list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, herein "ERISA") ("Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits plan, program, agreement or arrangement and other employee fringe benefit plans sponsored, maintained, contributed to or required to be contributed to by Seller, the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller and the Company would be deemed a "single employer" within the meaning of
Section 4001(a)(15) of ERISA, for the benefit of any employee, former employee or consultant of the Company (such plans hereinafter referred to collectively as the "Plans"). Section 3.14(a) of the Disclosure Schedule identifies each of the Plans that is sponsored, maintained, contributed to or required to be contributed to by the Company (such plans hereinafter referred to collectively as the "Company Plans"). Except as set forth in the Disclosure Schedule, Seller has provided to Buyer true, complete and correct copies of

(i) each Plan (or, the case of any unwritten Plans, written descriptions thereof), including all amendments thereto, (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to each such Plan for the last two (2) years, (iii) to the extent required by ERISA (or similar foreign law), a copy of the most recent Summary Plan Description (or similar document), together with each "Summary of Material Modifications," required under ERISA (or similar foreign law) with respect to each Plan, and all material employee communications relating to such Plan, (iv) if the Plan is funded through a trust or other funding agreement (including all amendments thereto) a copy of the trust or other funding agreement and the latest financial statements thereof and (v) all contracts relating to the Plans with respect to which the Company may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record-keeping agreements.

         (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, no Company Plan is subject to any provision of ERISA. Each Company Plan has been administered in accordance with its terms and all applicable law. Except as set forth in Section 3.14(b) of the Disclosure Schedule, all reports, returns, summaries and similar documents with respect to the Company Plans required to be filed with any governmental agency or distributed to any Company Plan participant have been duly and timely filed or distributed. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could reasonably give rise to any liability to the

Company and there are no facts that could reasonably give rise to any liability in the event of any such investigation, claim, suit or proceeding, and, to the best of Seller's knowledge, there are no such investigations, claims, suits or proceedings threatened. Except as set forth in Section 3.14(b) of the Disclosure Schedule, all contributions to, and payments from, the Company Plans that may have been required to be made in accordance with the provisions of each of the Company Plans and applicable laws have been, in all cases, made on a timely basis and in full or, if applicable, accrued in accordance with Financial Accounting Standards Board Statement No. 87. No Company Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iv) benefits the full cost of which is born by the current or former employee (or his beneficiary)).

         (c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, with respect to each Company Plan, (i) the fair market value of the assets of each funded Company Plan, the liability of each insurer for any Company Plan funded through insurance or the book reserve established for any Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Plan, and (ii) each Company Plan required to be registered or otherwise qualified has been registered or otherwise qualified and has been maintained in good standing with applicable regulatory authorities.

         (d) No liability under Title IV of ERISA has been incurred by Seller, the Company or any ERISA Affiliate within the prior six years that has not been satisfied in full, and no condition exists that presents a risk of incurring such liability. Except as set forth in Section 3.14(d) of the Disclosure Schedule, no "employee pension benefit plan" sponsored, maintained, contributed to or required to be contributed to by Seller, the Company or any ERISA Affiliate that is subject to ERISA (each an "ERISA Plan") or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the date hereof. Except as set forth in Section 3.14(d) of the Disclosure Schedule, none of Seller, the Company or any ERISA Affiliate has, since September 26, 1980, incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

         3.15 Investments. Except as set forth in Section 3.15 of the Disclosure Schedule, the Company owns no capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

         3.16 Tax Matters. (a) For purposes of this Agreement, the defined terms set forth below shall have the meaning ascribed thereto:

                  "Taxes" shall mean any U.S. federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

                  "Tax Return" shall mean any report, return or other information required to be supplied to any governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns.

                  "Tax Ruling" shall mean a written ruling relating to Taxes issued to the Company by any taxing authority.

         (b) Filing of Timely Tax Returns. The Company has filed or will file on or prior to the Closing Date (or there has been filed on their behalf) all Tax Returns required to be filed under applicable law. All such Tax Returns were, to Seller's knowledge, true, complete and correct and filed on a timely basis.

         (c) Payment of Taxes. The Company has, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable.

         (d) Tax Liens. There are no Liens upon the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

         (e) Withholding Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders or other Persons.

         (f) Extensions of Time for Filing Tax Returns. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

         (g) Waivers of Statute of Limitations. The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (h) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Seller has no knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns.

         (i) Powers of Attorney. No power of attorney currently in force has been granted by the Company concerning any Tax Matter.

         (j) Tax Rulings. The Company has not received a Tax Ruling or entered into an agreement relating to Taxes with any taxing authority that would have a continuing effect after the Closing Date.

         (k) Availability of Tax Returns. The Company has made available to Buyer complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by or on behalf of the Company, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company and
(iii) agreements relating to Taxes entered into by the Company for the period from January 1, 1994, through the date hereof.

         (l) Substantial Understatement. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

         (m) Code Section 280G. The Company is not a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         (n) Liability for Taxes of Other Persons. The Company has no liability for the Taxes of any Person under Treas. Reg. Section 1-1502-6 (or any similar provision of state, local, or foreign law), as transferee or successor, by contract, or otherwise.

         3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a true, complete and correct list of all insurance policies currently in effect relating to the properties, assets, business, products, operations or employees of the Company. All such policies are in full force and effect and neither the Seller nor the Company has received notice of cancellation or non-renewal of any such policies.

         3.18 Licenses; Permits. (a) To Seller's knowledge, the Company has all licenses, permits or authorizations issued or granted by foreign, local, state or federal governmental authorities or agencies which are required to conduct its business as presently and historically conducted (collectively, the "Permits").

         (b) To Seller's knowledge, the Company has complied with all requirements in connection with the Permits.

         3.19     Employee and Labor Relations. (a) Except as set forth in
Section 3.19(a) of the Disclosure Schedule, there is no labor strike, dispute or work stoppage or lockout pending or threatened, against or affecting the business of the Company and during the past two years there has not been any such action; no union organizational campaign is in progress with respect to any employees or independent contractors of the Company and no question concerning representation exists with respect to such employees or independent contractors; the Company and the Seller with regard to the Company are, and at all times has been, to Seller's knowledge, in compliance with all material respects with all laws applicable to its business and respecting employment and employment practices, occupational safety and health, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; there is no unfair labor practice charge or complaint against Company or the Seller in connection with the business of the Company pending or threatened before the National Labor Relations Board or any similar entity in any foreign jurisdiction; there is no pending or threatened grievance that, if adversely decided, would have a material adverse effect on the business, operations, affairs, properties, assets or in the financial condition of the Company; no charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; there are no written or oral personnel policies, rules or procedures applicable to employees of the Company including severance policies; neither the Company nor Seller has received a notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress; and there are no complaints, lawsuits or other proceedings pending or threatened by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful, tortious or actionable conduct in connection with any employment relationship with the Company or, the Seller relating to the Company in any local, state, federal or foreign jurisdiction.

         (b) Since the enactment of the Workers Adjustment and Retraining Notification Act (the "WARN Act"), the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a " mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign plant closing law. Except as set forth in Section 3.19(b) of the Disclosure Schedule, the Company has not suffered an "employment loss" (as defined in the WARN Act) during the prior six (6) months.

         3.20 Employee Payments. No oral or written agreement exists between the Company and any person employed by the Company or the Seller pursuant to which such person is entitled to any monetary or other compensation from the Company as a result of the transactions contemplated by this Agreement.

         3.21 Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in any Exhibit or Schedule hereto or thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this
Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.

         4.1 Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite power, authority and capacity to execute and deliver this Agreement and all other agreements, documents and instruments contemplated hereby and to carry out all actions required of it pursuant to the terms of this Agreement.

         4.2 Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its board of directors and stockholders required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as such enforcement may be subject to (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereinafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefore may be brought.

         4.3 Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien, security interest or other encumbrance upon any property of the Buyer pursuant to (a) the charter or bylaws of the Buyer, each as amended to date; (b) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

         4.4 Investment. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

         5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

         5.1 Representations and Warranties True at Closing. The representations and warranties made by the Seller in this Agreement shall be true and correct at and as of the Closing, except for changes permitted by the terms of this Agreement.

         5.2 Compliance With Agreement. The Seller shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

         5.3 No Litigation. No action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         5.4 Closing Certificate. The Seller shall have delivered to the Buyer in writing, at and as of the Closing, a certificate in form and substance satisfactory to the Buyer and Buyer's counsel, certifying that the conditions in each of Sections 5.1, 5.2, and 5.3 have been satisfied.

         6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

         6.1 Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing.

         6.2 Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

         6.3 No Litigation. No action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         6.4 Closing Certificate. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by the President of the Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, certifying that the conditions in each of Sections 6.1, 6.2 and 6.3 have been satisfied.

         7.       OTHER COVENANTS AND AGREEMENTS.

         7.1 Confidential Information. Any and all non-public information disclosed by the Buyer to the Seller or by the Seller or the Company to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, shall remain confidential, except to the extent that the Buyer in its reasonable judgment must disclose any such information to its advisors and consultants (who shall be under a like obligation of confidentiality). The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer, the Seller, or the Company.

         7.2 Expenses. The Buyer and the Seller will each bear their own costs and expenses (including legal and brokers fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         7.3 Intercompany Accounts. All amounts owed by the Seller or its affiliates (other than the Company) to any Company shall be cancelled and forgiven as of the Closing Date.

         7.4 Further Assurances. The Seller and the Buyer shall execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         7.5 Satisfaction of Conditions Precedent. The Seller and the Buyer will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 7.5 shall obligate any party hereto to waive any right or condition under this Agreement.

         7.6 Public Statements or Releases. The Buyer and the Seller agree that, without the other party's prior approval, neither they, nor any of their affiliates will make, issue or release any public or industry announcement, statement or acknowledgment of the existence of the transactions provided for herein, other than as may be legally required or advisable.

         7.7 Claims Under Seller Insurance Policies. The Company has been covered for certain periods under insurance policies maintained by the Seller or Nortek, Inc. Coverage under these policies will cease to apply to the Company for occurrences after the Closing Date. Subject always to the provisions of
Section 7.9 , the Seller will permit the Company to continue to be covered by the Seller's or Nortek, Inc.'s insurance policies for pre-Closing occurrences related to the Company. With regard to such policies maintained by Seller or Nortek, Inc., Buyer and/or the Company's obligation for any retentions or deductibles or other charges or fees shall be limited, except in circumstances where the Company is pursuing a claim pursuant to Section 9.4(c)(ii), to and capped at the reserve on the Balance Sheet.

         7.8 Access to Company Information, Property and Personnel; Record Retention.

         (a) Following the Closing, the Buyer shall afford the Seller and its accountants, counsel and other representatives:

                  (i) Reasonable access and duplicating rights during normal business hours to all records, books, contracts and other data and information relating to the Company's business or operations prior to the Closing Date reasonably required by Seller in furtherance of its obligations under this Agreement. Without limiting the foregoing, information may be requested under this paragraph for financial reporting and accounting matters, for purposes of preparation of the Preliminary Closing Working Capital Statement and resolving any differences with respect thereto, and for purposes of preparing and filing any tax returns or defending any tax claim or assessment.

                  (ii) Reasonable access upon written request to and use of Company personnel (including, but not limited to, Barry Holden, Thomas Dickson and Timothy Borris) for such reasonable purposes as Seller may request related to matters involving the business of the Company preceding the Closing Date. Without limiting the foregoing, such purposes may include access and use of personnel for information, testimony, statements and similar matters pertaining to litigation, claims, proceedings, tax contests, audits and other matters involving the Company's business or operations prior to the Closing Date (including without limitation relating to FRT Claims, the Indemnified Environmental Matters, or the Company's use of CCA). Such access shall not unreasonably interfere with any employee's performance of his regular duties and will include appearances at court ordered depositions or court dates.

                  (iii) Reasonable access to the Company's properties in furtherance of carrying out Seller's indemnification obligations under
         Section 9.2(e).

         (b) The Buyer shall cause the Company to preserve all material information pertaining to the business and operations of the Company prior to the Closing for a period following the Closing Date contemporaneous with the Company's existing document retention policies. Retention of information beyond the Company's existing document retention policy will be at Seller's expense.

         7.9 Insurance Coverage for Certain Matters. Except as set forth in the last sentence of this Section 7.9, the Seller shall have the sole and exclusive liability for and concomitant right to assert the Company's claims and receive recoveries under all insurance policies of the Seller or the Company in effect at any time prior to the Closing Date, which cover the matters described in Section 9.2(c) or 9.5(a). Without limiting the foregoing, the Seller shall have all rights against the insurance companies party to the insurance coverage litigation entitled Aetna Casualty & Surety Company v. Ply Gem Industries, Inc. et al, pending in the Superior Court of New Jersey, Docket No.: BER L-5053-60 and all rights to settlement funds under settlement agreements entered into in connection therewith. The provisions of this Section 7.9 shall not apply to restrict Buyer and/or the Company from pursuing insurance recoveries in favor of the Company related to matters identified in Section 9.2(c) to the extent that the $5,000,000 aggregate limitation on Seller's indemnities referenced in 9.4(c) has been reached.

         7.10 Reimbursement for Pine Bluff Reconstruction. Seller shall be entitled to any insurance proceeds available in connection with the reconstruction of the Pine Bluff facility and the Buyer and the Company shall provide reasonable cooperation in securing such proceeds.

         8.       TAX MATTERS.

         8.1 Federal, State and Local Income Taxes. The applicable income, deductions and credits with respect to the Company for the period beginning on January 1, 2002 and ending on the day before the Closing Date (the "Short Period") will be included in the consolidated federal income tax return of the affiliated group having Nortek, Inc. as its common parent and will be included in the applicable combined or unitary state or local income tax return of Nortek, Inc. or, where permitted under state or local law, will be included in separate state or local income tax returns to be filed for such period on behalf of the Company by Seller. Seller shall pay the income taxes of the Company as shown on any such separate state or local return. In any case where applicable state or local law does not permit the Company to treat the Short Period as a taxable year, then the Seller shall pay to the Buyer a portion of the state or local income Tax paid by the Company for the taxable year, which includes the Short Period equal to the tax that would have been due if the Short Period were treated as a taxable year. The Seller shall be solely responsible for and shall indemnify and hold harmless the Buyer with respect to all federal, state or local income taxes, and any interest, penalty or additional amounts, with respect to any taxable periods of the Company ending before the

Closing Date. The Buyer shall be responsible for, and shall indemnify and hold harmless the Seller with respect to, all such taxes for periods commencing on or after the Closing Date. The foregoing indemnity shall not be subject to any of the limitations specified in Section 9.4. The Seller shall be entitled to all refunds of taxes accruing to the Company with respect to any taxable periods ending before the Closing Date.

         8.2 Certain Contest Rights. The Buyer will promptly inform the Seller as to the commencement of any audit or proceeding with respect to the liability for federal, state or local income taxes of the Company for periods ending on or prior to the Closing Date. Similarly, the Seller will promptly inform the Buyer of any such proceedings which would have an effect on the liability for taxes of the Company for periods commencing on or after the Closing Date. The parties will reasonably cooperate with each other with respect to such proceedings, taking into account, among other things, the relevant provisions of Sections 8.1 through 8.6.

         8.3 Other Taxes. Except as provided in Sections 8.1, 9.5 and 9.9 and except for any breach of Seller's representations or warranty on taxes contained in Section 3.16, the Buyer shall be solely responsible for and shall indemnify and hold harmless the Seller with respect to all taxes imposed by any taxing authority with respect to the Company.

         8.4 Termination of Prior Tax Sharing Agreements. Effective as of the Closing Date, all tax sharing agreements, whether or not written, to which the Seller or Nortek, Inc., and the Company is a party shall be terminated and the provisions of this Section 8.4 shall thereafter govern the obligations of the Seller or Nortek, Inc. and the Company with respect to tax matters. The foregoing provision and the other provisions of this

Section 8.4 are not intended to reverse any prior tax payments actually made by the Company to the Seller or Nortek, Inc.

         8.5 Cooperation. The Company shall deliver to the Seller, in a timely manner, such information and data as the Seller shall reasonably request, including such information required by Seller's customary tax and accounting questionnaires, in order to enable the Seller to fulfill its obligations under Sections 8.1 through 8.6.

         8.6 Section 338(h)(10) Election. In order to treat the sale of the Company hereunder as an asset sale for tax purposes, the Seller and the Buyer agree that they shall take all action necessary to join in the making of a timely election pursuant to Section 338(h)(10) of the Code (and any other relevant section or related regulation) and any similar state law provision in respect to the purchase and sale of the Shares.

         9.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         9.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing, except for the representations and warranties contained in Section 3.9 which shall terminate and be of no further force and effect immediately after the Closing. All of the representations and warranties of the Seller contained in Sections 2 and 3 (other than the second sentence of Section 3.8(a)) and of the Buyer contained in Section 4 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within two years of the Closing Date. The second sentence of Section 3.8(a) shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within 180 days after the expiration of all statutes of limitations with respect to the title defects described therein.

         9.2 Indemnification By the Seller. Subject to the limitations set forth in Sections 9.1 and 9.4, the Seller hereby indemnifies and holds harmless the Buyer against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Buyer or the Company in connection with each and all of the following:

         (a) any breach by the Seller of any representation or warranty in this Agreement;

         (b) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement; and

         (c)      any Indemnified Product Liability Claim in accordance with
Section 9.4(f).

         9.3 Indemnification By the Buyer. The Buyer, hereby indemnifies and holds harmless the Seller and Nortek, Inc. against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller in connection with each and all of the following:

         (a) any breach by the Buyer of any representation or warranty in this Agreement;

         (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement; and

         (c) except to the extent indemnifiable by Seller pursuant to Sections 9.2 or 9.5, the Company or its business operations, whether arising before or after the Closing Date.

         9.4      Limitations.

         (a) Except as otherwise specifically provided for herein, the rights and remedies of the parties under this Section shall be the sole and exclusive remedy for breaches of this Agreement.

         (b) The Seller shall not be liable for breaches of its representations, warranties and covenants contained in this Agreement pursuant to Section 9.2 until Buyer has suffered aggregate losses in excess of $250,000, after which point, the Seller shall only be obligated to indemnify the Buyer against further losses in excess of such amount.

         (c) Except as set forth in the immediately succeeding sentence, the aggregate liability of the Seller for all claims arising from breaches of Seller's representations, warranties and covenants contained in this Agreement pursuant to Section 9.2 shall not exceed $5,000,000 (it being understood (i) that, except with regard to FRT Claims payments, all payments made by Seller's products liability policies covering any period prior to the Closing Date shall be deemed a payment by the Seller for purposes of this limitation and (ii) that once the aforesaid $5,000,000 has been exhausted, Buyer and/or the Company shall not be precluded from pursuing amounts in excess of $5,000,000 from insurers with regard to policies applicable to the Company, to the extent available). The limitation of liability set forth in the immediately preceding sentence shall not apply to a breach of representations and warranties contained in Section 3.1 or 3.2.

         (d) In no event shall Seller be liable pursuant to Section 9.2 for any losses or damages that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual losses or damages.

         (e) The amount of losses or damages for which indemnification is sought under Section 9.2 shall be reduced by any recoveries which the indemnified party actually receives or gets the benefit of by virtue of a payment directly to a claimant under insurance policies or actually received payments from third parties or any tax benefits actually received, but the foregoing shall not preclude a valid indemnification obligation arising pending an insurance determination. To the extent Seller makes an indemnity payment, Seller will be subrogated to Buyer's rights under insurance policies and against third parties related to such payment, and Buyer will reasonably cooperate in efforts to facilitate collections by Seller.

         (f) With respect to the Seller's indemnity in Section 9.2(c) for any product liability claim against the Company for any products sold by the Company or its predecessors prior to the Closing Date other than FRT claims referenced in Section 9.5(a) (an "Indemnified Product Liability Claim") the following further limitations shall apply:

                  (i) The Buyer and the Company shall defend, indemnify and hold harmless the Seller, its affiliates and their insurers (including insurers of the Company under policies maintained by the Seller or its affiliates) against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) arising out of or related to any third-party bodily injury or property damage caused by any product sold by the Company after the Closing Date.

                  (ii) The Buyer and the Company shall defend, indemnify and hold harmless the Seller, its affiliates and their insurers (including insurers of the Company under policies maintained by the Seller or its affiliates), and the Seller shall defend, indemnify and hold harmless the Buyer, the Company, and their insurers, against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) arising out of or related to any third-party bodily injury or property damage caused by any product sold by the Company or its predecessors prior to the Closing Date based upon the percentage each party bears of the Exposure Period, as hereafter defined. "Exposure Period" shall mean (i) for claims for third-party property damage relating to release or discharge of hazardous substances, the period from the date of installation of the product through the date the Company is notified in writing of the claim of such third party, (ii) for claims for third-party injury relating to exposure to hazardous substances, including bodily injury, the period from the date of first exposure through the date the Company is notified in writing of the claim of such third party and (iii) for other third-party property damage or injury claims, the occurrence date of such damage or injury.

                  (iii) Whenever the Company shall receive notice of any claim for which clause (ii) above may apply, the Company shall promptly notify Seller of such claim and, when known, the facts constituting the basis of such claim. Such claim shall be defended by defense counsel mutually acceptable to the Buyer and the Seller.

                  (iv)     No claim for indemnification may be made under clause
         (ii) above if notice of such claim is given to Seller after the tenth anniversary of the Closing Date.

         (g) Seller shall not be liable for any breach of representation or warranty related to Section 3.9 in the event Buyer has actual knowledge as of the Closing Date.

         9.5 Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, Seller shall retain the liability for and indemnify and hold harmless the Buyer against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal and accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Buyer or the Company in connection with each of the following:

         (a) any existing or future claim regardless of when asserted of any third party for product replacement or repair or for property damage or personal injury relating to the Company's Pro-Tex brand fire retardant treated plywood ("FRT Claims");

         (b) any claim of any nature whatsoever regardless of when asserted for benefits to employees or former employees or beneficiaries under the Ply Gem Industries, Inc. Group Pension Plan or the Hoover Treated Wood Products, Inc. Retirement Income Plan and any claim of any nature whatsoever asserted by the Internal Revenue Service or the Pension Benefit Guaranty Corporation;

         (c) any claim of any nature whatsoever related to federal, state or local income taxes on or prior to the Closing Date as described in Section 8.1;

         (d) any claim of any nature whatsoever related to Indemnified Environmental Matters (as hereafter defined); and

         (e) any claim of any nature whatsoever related to Indemnified Consolidated Matters (as hereafter defined) specifically including but not limited to multiemployer pension plan withdrawal liabilities and other matters related to Studley Products Inc. described in Section 3.14(d) of the Disclosure Schedule.

         Any claim described in this Section 9.5 shall not be subject to any of the limitations on liability described in Section 9.4.

         9.6 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the indemnified party shall release the indemnifying party of any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is actually and directly damaged. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

         9.7 Defense of Indemnifying Party. In connection with any claim to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. In any such claim or proceeding, the indemnifying party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified party from all liability with respect thereto. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the indemnified party may defend against such claim or litigation, in such manner it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

         9.8 Indemnified Environmental Matters. As used herein "Indemnified Environmental Matters" shall mean any claim, damage, losses, liabilities, costs and expenses of any nature whatsoever related to the Williams-Mesena Road Landfill located in Thomson, Georgia including but not limited to claims, damages, losses, liabilities, costs and expenses in the action filed in the Superior Court of Richmond County, Georgia styled William F. Brian et al. v. Boone A. Knox et al.

         9.9 Indemnified Consolidated Matters. As used herein "Indemnified Consolidated Matters" shall mean any claim, damage, losses, liabilities, costs and expenses related to the Company's prior membership as part of the Nortek, Inc. consolidated group, including without limitation tax and ERISA liabilities.

         10.      GENERAL.

         10.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be made by hand delivery, telecopier, or overnight air courier guaranteeing next day delivery addressed as follows:

                  (a)      if to the Buyer to:

                  c/o Alpha Private Equity Group
                  499 Park Avenue, 24th Floor
                  New York, New York 10022
                  1325 Avenue of the Americas
                  Suite 704
                  New York, NY 10019-6026
                  Attn: Mr. J. Eric Hanson
                  Fax: (212) 583-0956

         with a copy sent contemporaneously to:

                  Andrew J. Ryan, Esq.
                  Salisbury & Ryan LLP
                  1325 Avenue of the Americas
                  Suite 704
                  New York, NY 10019-6026
                  Fax: (212) 977-4668

                  (b)      if to the Seller, to:

                  Nortek, Inc.
                  50 Kennedy Plaza
                  Providence, RI 02903
                  Attention: President
                  Fax: (401) 751-4610

         with a copy sent contemporaneously to the Buyer marked "Attention:
         General Counsel"; or

                  (c) to such other address as the party receiving such notice shall have properly designated to the other party hereto in writing.

         Each such notice shall be deemed given at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         10.2 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         10.3 Interpretation. This Agreement has been prepared, and negotiations in connection herewith have been carried on, by the joint efforts of the parties hereto and their respective counsel. This Agreement is to be construed fairly and simply and not strictly for or against any of the parties hereto.

         10.4 Governing Law. The validity and construction of this Agreement shall be governed by the internal substantive laws of the State of Delaware.

         10.5 Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

         10.6 Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 10.6 shall (i) prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer or (ii) prevent Buyer from assigning its rights and benefits under this Agreement to SunTrust Bank or to SunTrust Banks Inc. or their respective successors or assigns arising from representations, warranties, covenants and indemnifications made by Seller hereunder. No such transfer or assignment shall relieve the Buyer of its obligations hereunder.

         10.7 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and the Buyer, any rights or remedies under or by reason of this Agreement.

         10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Seller and the Buyer.

         10.10 Waiver of Compliance. Any failure of the Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Seller (in respect of failures by the Buyer) or the Buyer (in respect of failures by the Seller).

         10.11 Seller's Knowledge. As used in this Agreement, "to Seller's knowledge" or "to the best of Seller's knowledge" or similar phrase shall mean the actual knowledge of Richard L. Bready, Kevin W. Donnelly, Almon C. Hall, Bruce E. Fleming after reasonable investigation, including without limitation, reasonable enquiry of Barry W. Holden and Thomas E. Dickson.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                       BUYER:

                                       HOOVER FRT ACQUISITION CO.

                                       By: _____________________________________
                                           Title: President

                                       SELLER:

                                       PLY GEM INDUSTRIES, INC.

                                       By: _____________________________________
                                           Title: Vice President & Secretary

                                  AMENDMENT OF
                        STOCK PURCHASE AGREEMENT BETWEEN
             HOOVER FRT ACQUISITION CO. AND PLY GEM INDUSTRIES, INC.

WHEREAS, Hoover FRT Acquisition Co. ("FRT") and Ply Gem Industries, Inc. ("Ply Gem") entered in a Stock Purchase Agreement, dated April 2, 2002 ("Agreement"), pursuant to which FRT acquired all of the outstanding shares of Hoover Treated Wood Products, Inc. ("Hoover") from Ply Gem;

WHEREAS, Section 9.5 of the Agreement delineates liabilities of Hoover to be retained by Ply Gem after the acquisition of Hoover by FRT, including certain claims defined in subsection (a) thereof as "FRT Claims;"

WHEREAS, in connection with executing the Agreement, FRT and Ply Gem executed a letter dated April 2, 2002, to reflect their understanding of what FRT Claims existed on that date (the "Letter"); and

WHEREAS, FRT merged with and into Hoover on April 2, 2002 and, as a result, the Agreement and Letter are binding upon and inure to the benefit of Hoover;

NOW THEREFORE, FRT and Ply Gem agree as follows:

1. The FRT Claims include all existing or future claims relating to Hoover's Pro-Tex brand fire retardant treated wood, and not just plywood.

2. Subsection (a) of Section 9.5 of the Agreement is hereby amended to read as follows:

         (a) any existing or future claim regardless of when asserted of any third party for product replacement or repair or for property damage or personal injury in any way relating to the Company's Pro-Tex brand fire retardant treated wood ("FRT Claims").

3. The last sentence of the first paragraph of the Letter is amended by deleting "plywood" and replacing it with the word "wood."

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement this 30th day of April, 2002.

HOOVER TREATED WOOD PRODUCTS, INC.             PLY GEM INDUSTRIES, INC.

By: _____________________________              By: _____________________________
      Barry W. Holden                                  Kevin W. Donnelly
      President                                        Vice President